Exhibit 99.1

News Release
Contact: Ken Dennard / Natalie Hairston Dennard Lascar Investor Relations (713) 529-6600 TCBX@dennardlascar.com

FOR IMMEDIATE RELEASE

Third Coast Bancshares, Inc. Reports

2026 First Quarter Financial Results

Completed Successful Merger with Keystone Bancshares, Inc.

HOUSTON – April 22, 2026 – Third Coast Bancshares, Inc. (NYSE & NYSE Texas: TCBX) (the “Company,” “Third Coast,” “we,” “us,” or “our”), the bank holding company for Third Coast Bank (the “Bank”), today reported its 2026 first quarter financial results.

2026 First Quarter Financial Highlights

•
Completed successful merger with Keystone Bancshares, Inc. ("Keystone") on February 1, 2026, which added approximately $812.0 million in loans, $1 billion in assets, and $844.2 million in deposits.
•
Return on average assets of 1.08% annualized for the first quarter of 2026 compared to 1.36% annualized for the fourth quarter of 2025 and 1.17% annualized for the first quarter of 2025.
•
Net interest margin of 3.67% for the first quarter of 2026 compared to 4.10% for the fourth quarter of 2025 and 3.80% for the first quarter of 2025.
•
Net income for the first quarter of 2026 totaled $16.4 million, or $1.03 and $0.88 per basic and diluted share, respectively, compared to $17.9 million, or $1.21 and $1.02 per basic and diluted share, respectively, for the fourth quarter of 2025 and $13.6 million, or $0.90 and $0.78 per basic and diluted share, respectively, for the first quarter of 2025.
•
The first quarter of 2026 included non-recurring adjustments related to the merger with Keystone that negatively impacted net income by approximately $3.3 million pre-tax.
•
Efficiency ratio of 66.06% for the first quarter of 2026 compared to 57.90% for the fourth quarter of 2025 and 61.23% for the first quarter of 2025.
•
Gross loans grew to $5.25 billion as of March 31, 2026, from $4.39 billion reported as of December 31, 2025.
•
Book value per common share and tangible book value per common share(1) increased to $35.28 and decreased to $31.97, respectively, as of March 31, 2026, compared to $33.47 and $32.12, respectively, as of December 31, 2025 and $29.92 and $28.56, respectively, as of March 31, 2025.

“Our first quarter marked an important step for Third Coast with the successful merger with Keystone. This transaction meaningfully increased our balance sheet and capabilities, and we’re already seeing strong momentum across our loan pipelines and core markets. As we move through the year, we remain focused on executing on our strategic objectives,

____________________________

(1) Non-GAAP financial measure. Please refer to the table titled “GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures” at the end of this news release for a reconciliation of these non-GAAP financial measures.

building deeper relationships with clients, and translating our expanded platform into sustainable growth and shareholder value,” said Bart Caraway, Founder, Chairman, President & Chief Executive Officer of Third Coast.

Operating Results

Net Income and Earnings Per Common Share

Net income totaled $16.4 million for the first quarter of 2026, compared to $17.9 million for the fourth quarter of 2025 and $13.6 million for the first quarter of 2025. Net income available to common shareholders totaled $15.2 million for the first quarter of 2026, compared to $16.7 million for the fourth quarter of 2025 and $12.4 million for the first quarter of 2025. The quarter-over-quarter decrease from the fourth quarter of 2025 was primarily due to merger-related expenses attributing to an increase in legal and professional expenses, and an increase in salaries and employee benefits related to sign-on bonuses, retention and additional bonuses. Dividends on our Series A Convertible Non-Cumulative Preferred Stock (“Series A Preferred Stock”) totaled $1.2 million for each of the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025.

Basic and diluted earnings per common share were $1.03 per share and $0.88 per share, respectively, in the first quarter of 2026, compared to $1.21 per share and $1.02 per share, respectively, in the fourth quarter of 2025 and $0.90 per share and $0.78 per share, respectively, in the first quarter of 2025.

Net Interest Margin and Net Interest Income

The net interest margin for the first quarter of 2026 was 3.67%, compared to 4.10% for the fourth quarter of 2025 and 3.80% for the first quarter of 2025. The yield on loans for the first quarter of 2026 was 7.01%, compared to 7.52% for the fourth quarter of 2025 and 7.45% for the first quarter of 2025. The cost of interest-bearing deposits for the first quarter of 2026 was 3.53%, compared to 3.73% for the fourth quarter of 2025 and 4.02% for the first quarter of 2025.

Net interest income totaled $53.6 million for the first quarter of 2026, an increase of 2.8% from $52.2 million for the fourth quarter of 2025 and an increase of 25.3% from $42.8 million for the first quarter of 2025. Interest income totaled $97.4 million for the first quarter of 2026, an increase of 5.7% from $92.1 million for the fourth quarter of 2025 and an increase of 20.6% from $80.8 million for the first quarter of 2025. The quarter-over-quarter increase from the fourth quarter of 2025 in interest income primarily resulted from an increase in loans, slightly offset by a $1.0 million reversal of interest income on a loan placed on nonaccrual and a decrease in loan yields. Interest expense was $43.7 million for the first quarter of 2026, an increase of $3.8 million, or 9.6%, from $39.9 million for the fourth quarter of 2025 and an increase of $5.8 million, or 15.2%, from $38.0 million for the first quarter of 2025, primarily resulting from an increase in interest-bearing demand deposits slightly offset by a reduction in rates paid on interest-bearing demand deposits.

Noninterest Income and Noninterest Expense

Noninterest income totaled $4.0 million for the first quarter of 2026, compared to $4.3 million for the fourth quarter of 2025 and $3.1 million for the first quarter of 2025. The quarter-over-quarter decrease from the fourth quarter of 2025 in noninterest income was primarily due to a decrease in non-margin loan fees during the first quarter of 2026.

Noninterest expense increased to $38.1 million for the first quarter of 2026, compared to $32.7 million for the fourth quarter of 2025 and $28.1 million for the first quarter of 2025. The quarter-over-quarter increase from the fourth quarter of 2025 in noninterest expense was primarily due to merger-related expenses. During the first quarter of 2026, the Company recorded $3.3 million in Keystone merger-related noninterest expenses primarily attributable to $1.6 million in legal and professional expenses and $1.3 million in salaries and employee benefits. Additionally, the Company recorded $644,000 in salaries and employee benefits attributable to sign-on bonuses and additional discretionary bonuses during the first quarter of 2026. At March 31, 2026, the number of employees increased to 514, compared to 412 at December 31, 2025 primarily due to the Keystone merger.

The efficiency ratio was 66.06% for the first quarter of 2026, compared to 57.90% for the fourth quarter of 2025 and 61.23% for the first quarter of 2025.

Balance Sheet Highlights

Loan Portfolio and Composition

For the quarter ended March 31, 2026, gross loans increased to $5.25 billion, an increase of $856.7 million, or 19.5%, from $4.39 billion as of December 31, 2025, and an increase of $1.26 billion, or 31.7%, from $3.99 billion as of March 31, 2025. The increase in gross loans was impacted by the mid-quarter Keystone merger. Commercial and industrial loans and real estate loans accounted for the majority of the loan growth for the first quarter of 2026, with commercial and industrial loans increasing $276.2 million and real estate loans increasing $644.2 million from the fourth quarter of 2025, partially offset by municipal and other loans decreasing $64.4 million from the fourth quarter of 2025.

Asset Quality

Nonperforming loans at March 31, 2026 were $35.6 million, compared to $21.5 million at December 31, 2025 and $18.6 million at March 31, 2025. The increase in nonperforming loans during the first quarter of 2026 was primarily due to one loan for approximately $17.1 million that was placed on nonaccrual partially offset by a $5.0 million decline in loans over 90 days past due and still accruing. As of March 31, 2026, the nonperforming loans to total loans ratio was 0.68%, compared to 0.49% as of December 31, 2025 and 0.47% as of March 31, 2025.

The provision for credit loss recorded for the first quarter of 2026 was $580,000, and the allowance for credit losses of $51.5 million represented 0.98% of the $5.25 billion in gross loans outstanding as of March 31, 2026. The provision for credit loss recorded for the fourth quarter of 2025 was $2.2 million, and the allowance for credit losses of $43.9 million represented 1.00% of the $4.39 billion in gross loans outstanding as of December 31, 2025. The increase in the allowance for credit loss in the first quarter of 2026 compared to the fourth quarter of 2025 was primarily attributable to Day 1 allowance for credit losses related to the Keystone merger.

The Company recorded net recoveries of $4,000 and net charge-offs of $398,000 for the three months ended March 31, 2026 and March 31, 2025, respectively.

Deposits and Composition

Deposits totaled $5.72 billion as of March 31, 2026, an increase of 23.5% from $4.63 billion as of December 31, 2025, and an increase of 34.5% from $4.25 billion as of March 31, 2025. The increase in total deposits was impacted by the mid-quarter Keystone merger. Noninterest-bearing demand deposits increased from $495.0 million as of December 31, 2025, to $577.2 million as of March 31, 2026 and represented 10.1% and 10.7% of total deposits as of March 31, 2026 and December 31, 2025, respectively. As of March 31, 2026, interest-bearing demand deposits increased $912.1 million, or 27.1%, time deposits increased $90.0 million, or 12.0%, and savings accounts increased $3.8 million, or 17.6%, respectively, from December 31, 2025.

The average cost of deposits was 3.17% for the first quarter of 2026, representing a 17-basis point decrease from the fourth quarter of 2025 and a 44-basis point decrease from the first quarter of 2025. The decreases were primarily due to the reduction in rates paid on interest-bearing demand deposits.

Earnings Conference Call

Third Coast has scheduled a conference call to discuss its 2026 first quarter results, which will be broadcast live over the Internet, on Thursday, April 23, 2026, at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate in the call, dial 201-389-0869 and ask for the Third Coast Bancshares, Inc. call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.thirdcoast.bank/events-and-presentations/events/. For those who cannot listen to the live call, a replay will be available through April 30, 2026, and may be accessed by dialing 201-612-7415 and using passcode 13757903#. Also, an archive of the webcast will be available shortly after the call at https://ir.thirdcoast.bank/events-and-presentations/events/ for 90 days.

About Third Coast Bancshares, Inc.

Third Coast Bancshares, Inc. is a commercially focused, Texas-based bank holding company operating primarily in the Greater Houston, Dallas-Fort Worth, and Austin-San Antonio markets through its wholly owned subsidiary, Third Coast Bank. Founded in 2008 in Humble, Texas, Third Coast Bank conducts banking operations through 21 branches encompassing the four largest metropolitan areas in Texas. Please visit https://www.thirdcoast.bank for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “looking ahead,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: interest rate risk and fluctuations in interest rates; market conditions and economic trends generally and in the banking industry; our ability to maintain important deposit relationships; our ability to grow or maintain our deposit base; our ability to implement our expansion strategy; our ability to pay dividends on our Series A Preferred Stock; credit risk associated with our business; economic conditions affecting the real estate market; prepayment risks associated with commercial real estate loans; liquidity risks in the securitization market; operational risks related to the administration of securitized assets; changes in key management personnel; the risk that the benefits from the transaction between Third Coast and Keystone may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Third Coast and Keystone operate; the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses; the possibility that the completion of the transaction may be more expensive than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Third Coast’s or Keystone’s customers, suppliers, employees or other business partners, including those resulting from the completion of the transaction; the dilution caused by Third Coast’s issuance of additional shares of its common stock in connection with the transaction; and other factors that may affect future results of Third Coast and Keystone including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities and other actions of the Board of Governors of the Federal Reserve System and legislative and regulatory actions and reforms. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (the “SEC”), and our other filings with the SEC.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including Tangible Common Equity, Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets and Return on Average Tangible Common Equity, which are supplemental measures that are not required by, or are not presented in accordance with GAAP. Please refer to the table titled “GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures” at the end of this press release for a reconciliation of these non-GAAP financial measures.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	2026	2025
(Dollars in thousands)	March 31	December 31	September 30	June 30	March 31

ASSETS
Cash and cash equivalents:
Cash and due from banks	$425,174	$175,202	$116,383	$113,141	$218,990
Federal funds sold	6,133	6,027	6,629	5,815	110,379
Total cash and cash equivalents	431,307	181,229	123,012	118,956	329,369

Interest bearing time deposits in other banks	270	267	265	262	359
Investment securities available-for-sale	435,846	383,192	376,719	355,753	397,442
Investment securities held to maturity	191,980	192,008	206,037	206,065	-
Loans held for investment	5,251,458	4,394,751	4,165,116	4,079,736	3,988,039
Less: allowance for credit losses	(51,455)	(43,949)	(42,563)	(40,035)	(40,456)
Loans held for investment, net	5,200,003	4,350,802	4,122,553	4,039,701	3,947,583
Accrued interest receivable	31,385	29,236	29,537	27,736	26,752
Premises and equipment, net	40,558	24,789	24,718	24,908	25,669
Other real estate owned	8,388	8,388	8,388	8,580	8,752
Bank-owned life insurance	77,107	76,357	75,547	74,761	74,018
Non-marketable securities, at cost	21,759	16,424	26,157	18,761	15,994
Deferred tax asset, net	7,493	6,450	6,989	8,646	9,176
Derivative assets	2,350	2,544	2,803	3,059	3,052
Right-of-use assets - operating leases	17,615	17,066	17,677	18,769	19,370
Goodwill and other intangible assets	54,883	18,680	18,720	18,761	18,801
Other assets	61,129	33,327	22,686	19,053	20,652
Total assets	$6,582,073	$5,340,759	$5,061,808	$4,943,771	$4,896,989

LIABILITIES
Deposits:
Noninterest bearing	$577,217	$495,000	$450,013	$440,964	$448,542
Interest bearing	5,137,860	4,131,888	3,922,728	3,839,905	3,800,001
Total deposits	5,715,077	4,626,888	4,372,741	4,280,869	4,248,543

Accrued interest payable	7,205	5,957	7,153	6,691	7,044
Derivative liabilities	3,517	3,142	3,521	3,779	3,527
Lease liability - operating leases	18,676	18,130	18,735	19,835	20,425
Other liabilities	48,177	36,775	32,040	24,745	25,979
Line of credit - Senior Debt	57,875	37,875	32,875	30,875	30,875
Note payable - Subordinated Debentures, net	81,016	80,965	80,913	80,862	80,810
Total liabilities	5,931,543	4,809,732	4,547,978	4,447,656	4,417,203

SHAREHOLDERS' EQUITY
Series A Convertible Non-Cumulative Preferred Stock	69	69	69	69	69
Series B Convertible Perpetual Preferred Stock	-	-	-	-	-
Common stock	16,641	13,970	13,958	13,930	13,904
Common stock - non-voting	-	-	-	-	-
Additional paid-in capital	428,815	323,929	323,491	322,972	322,456
Retained earnings	198,435	183,238	166,537	149,677	134,115
Accumulated other comprehensive income	7,669	10,920	10,874	10,566	10,341
Treasury stock, at cost	(1,099)	(1,099)	(1,099)	(1,099)	(1,099)
Total shareholders' equity	650,530	531,027	513,830	496,115	479,786
Total liabilities and shareholders' equity	$6,582,073	$5,340,759	$5,061,808	$4,943,771	$4,896,989

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	2026	2025
(Dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31

INTEREST INCOME:
Loans, including fees	$85,893	$81,368	$82,054	$79,706	$73,087
Investment securities available-for-sale	6,107	6,464	6,289	5,505	5,693
Investment securities held-to-maturity	2,398	2,681	2,882	1,607	-
Federal funds sold and other	2,988	1,586	1,278	1,844	1,986
Total interest income	97,386	92,099	92,503	88,662	80,766

INTEREST EXPENSE:
Deposit accounts	41,484	37,530	39,030	37,535	36,226
FHLB advances and other borrowings	2,257	2,372	2,624	1,753	1,743
Total interest expense	43,741	39,902	41,654	39,288	37,969

Net interest income	53,645	52,197	50,849	49,374	42,797

Provision for credit losses	580	2,245	2,763	2,130	450

Net interest income after credit loss expense	53,065	49,952	48,086	47,244	42,347

NONINTEREST INCOME:
Service charges and fees	3,175	3,518	2,839	2,125	2,277
Earnings on bank-owned life insurance	750	811	786	743	677
Loss on sale of investment securities available-for-sale	(11)	(272)	-	(110)	(228)
Gain on sale of SBA loans	-	-	-	44	30
Other	119	204	10	(152)	351
Total noninterest income	4,033	4,261	3,635	2,650	3,107

NONINTEREST EXPENSE:
Salaries and employee benefits	24,808	21,109	19,560	18,179	18,341
Occupancy and equipment expense	3,349	2,845	2,861	2,783	2,834
Legal and professional	3,221	2,850	1,254	1,927	1,431
Data processing and network expense	1,414	1,087	1,203	1,162	1,120
Regulatory assessments	1,210	1,172	1,152	1,203	1,306
Advertising and marketing	639	733	499	503	409
Software purchases and maintenance	1,419	1,067	1,094	1,149	1,259
Loan operations and other real estate owned expense	537	397	29	439	269
Telephone and communications	144	126	134	115	175
Other	1,362	1,305	1,106	1,386	964
Total noninterest expense	38,103	32,691	28,892	28,846	28,108

NET INCOME BEFORE INCOME TAX EXPENSE	18,995	21,522	22,829	21,048	17,346

Income tax expense	2,627	3,624	4,772	4,301	3,757

NET INCOME	16,368	17,898	18,057	16,747	13,589

Preferred stock dividends declared	1,171	1,197	1,197	1,185	1,171

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$15,197	$16,701	$16,860	$15,562	$12,418

EARNINGS PER COMMON SHARE:
Basic earnings per share	$1.03	$1.21	$1.22	$1.12	$0.90
Diluted earnings per share	$0.88	$1.02	$1.03	$0.96	$0.78

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	2026	2025
(Dollars in thousands, except share and per share data)	March 31	December 31	September 30	June 30	March 31

Earnings per common share, basic	$1.03	$1.21	$1.22	$1.12	$0.90
Earnings per common share, diluted	$0.88	$1.02	$1.03	$0.96	$0.78
Dividends on common stock	$-	$-	$-	$-	$-
Dividends on Series A Convertible Non-Cumulative Preferred Stock	$16.88	$17.25	$17.25	$17.06	$16.88

Return on average assets (A)	1.08%	1.36%	1.41%	1.38%	1.17%
Return on average common equity (A)	11.29%	14.42%	15.14%	14.70%	12.41%
Return on average tangible common equity (A) (B)	12.23%	15.03%	15.81%	15.38%	13.01%
Net interest margin (A) (C)	3.67%	4.10%	4.10%	4.22%	3.80%
Efficiency ratio (D)	66.06%	57.90%	53.03%	55.45%	61.23%

Capital Ratios
Third Coast Bancshares, Inc. (consolidated):
Total common equity to total assets	8.88%	8.70%	8.84%	8.70%	8.45%
Tangible common equity to tangible assets (B)	8.11%	8.38%	8.51%	8.35%	8.09%
Estimated Common equity tier 1 (to risk weighted assets)	8.84%	8.65%	8.85%	8.75%	8.70%
Estimated Tier 1 capital (to risk weighted assets)	9.96%	9.97%	10.25%	10.20%	10.19%
Estimated Total capital (to risk weighted assets)	12.13%	12.48%	12.90%	12.87%	12.97%
Estimated Tier 1 capital (to average assets)	9.65%	9.65%	9.55%	9.65%	9.58%

Third Coast Bank:
Estimated Common equity tier 1 (to risk weighted assets)	12.23%	12.23%	12.59%	12.56%	12.69%
Estimated Tier 1 capital (to risk weighted assets)	12.23%	12.23%	12.59%	12.56%	12.69%
Estimated Total capital (to risk weighted assets)	13.02%	13.14%	13.53%	13.46%	13.63%
Estimated Tier 1 capital (to average assets)	11.84%	11.84%	11.75%	11.89%	11.93%

Other Data
Weighted average common shares:
Basic	14,814,661	13,889,497	13,860,149	13,836,830	13,776,998
Diluted	18,560,056	17,552,204	17,524,288	17,391,128	17,440,826
Period end common shares outstanding	16,562,268	13,891,055	13,879,099	13,851,581	13,825,286
Book value per common share	$35.28	$33.47	$32.25	$31.04	$29.92
Tangible book value per common share (B)	$31.97	$32.12	$30.91	$29.69	$28.56

___________

(A) Interim periods annualized.

(B) Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures at the end of this news release.

(C) Net interest margin represents net interest income divided by average interest-earning assets.

(D) Represents total noninterest expense divided by the sum of net interest income plus noninterest income. Taxes and provision for credit losses are not part of this calculation.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate(4)

Assets
Interest-earnings assets:
Loans, gross	$4,972,780	$85,893	7.01%	$4,294,376	$81,368	7.52%	$3,979,859	$73,087	7.45%
Investment securities available-for-sale	402,372	6,107	6.16%	399,694	6,464	6.42%	398,115	5,693	5.80%
Investment securities held-to-maturity	191,998	2,398	5.07%	196,309	2,681	5.42%	—	—	—
Federal funds sold and other interest-earning assets	364,681	2,988	3.32%	164,928	1,586	3.82%	186,893	1,986	4.31%
Total interest-earning assets	5,931,831	97,386	6.66%	5,055,307	92,099	7.23%	4,564,867	80,766	7.18%
Less: allowance for loan losses	(48,822)			(42,984)			(40,595)
Total interest-earning assets, net of allowance	5,883,009			5,012,323			4,524,272
Noninterest-earning assets	270,433			209,215			198,522
Total assets	$6,153,442			$5,221,538			$4,722,794

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$4,761,641	$41,484	3.53%	$3,989,201	$37,530	3.73%	$3,652,006	$36,226	4.02%
Note payable and line of credit	130,737	1,944	6.03%	118,807	1,801	6.01%	111,661	1,713	6.22%
FHLB advances	40,155	313	3.16%	56,483	571	4.01%	2,551	30	4.77%
Total interest-bearing liabilities	4,932,533	43,741	3.60%	4,164,491	39,902	3.80%	3,766,218	37,969	4.09%
Noninterest-bearing deposits	549,111			477,198			423,780
Other liabilities	59,628			54,090			60,755
Total liabilities	5,541,272			4,695,779			4,250,753
Shareholders’ equity	612,170			525,759			472,041
Total liabilities and shareholders’ equity	$6,153,442			$5,221,538			$4,722,794
Net interest income		$53,645			$52,197			$42,797
Net interest spread (1)			3.06%			3.43%			3.09%
Net interest margin (2)			3.67%			4.10%			3.80%

___________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

(4) Annualized.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	2026	2025
(Dollars in thousands)	March 31	December 31	September 30	June 30	March 31

Period-end Loan Portfolio:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$572,037	$434,715	$408,996	$423,959	$420,902
Non-farm non-residential non-owner occupied	929,598	710,401	687,924	666,840	633,227
Residential	543,804	333,419	334,583	323,898	335,285
Construction, development & other	894,767	823,353	826,566	784,364	846,166
Farmland	32,379	26,485	25,549	28,013	30,783
Commercial & industrial	2,182,864	1,906,616	1,772,045	1,724,583	1,605,243
Consumer	2,265	1,576	1,291	1,206	1,443
Municipal and other	93,744	158,186	108,162	126,873	114,990
Total loans	$5,251,458	$4,394,751	$4,165,116	$4,079,736	$3,988,039

Asset Quality:
Nonaccrual loans	$29,222	$10,120	$10,723	$13,358	$17,066
Loans > 90 days and still accruing	6,396	11,360	11,016	6,755	1,503
Total nonperforming loans	35,618	21,480	21,739	20,113	18,569
Other real estate owned	8,388	8,388	8,388	8,580	8,752
Total nonperforming assets	$44,006	$29,868	$30,127	$28,693	$27,321

QTD Net (recoveries) charge-offs	$(4)	$844	$(17)	$2,376	$398

Nonaccrual loans:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$618	$1,235	$1,237	$2,191	$3,100
Non-farm non-residential non-owner occupied	17,140	99	111	111	-
Residential	374	387	214	637	2,616
Construction, development & other	603	-	6	344	358
Commercial & industrial	10,487	8,399	9,155	10,075	10,992
Total nonaccrual loans	$29,222	$10,120	$10,723	$13,358	$17,066

Asset Quality Ratios:
Nonperforming assets to total assets	0.67%	0.56%	0.60%	0.58%	0.56%
Nonperforming loans to total loans	0.68%	0.49%	0.52%	0.49%	0.47%
Allowance for credit losses to total loans	0.98%	1.00%	1.02%	0.98%	1.01%
QTD Net (recoveries) charge-offs to average loans (annualized)	(0.00%)	0.08%	(0.00%)	0.24%	0.04%

Third Coast Bancshares, Inc. and Subsidiary

GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures

(unaudited)

Our accounting and reporting policies conform to GAAP (generally accepted accounting principles) and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this earnings release as being non-GAAP financial measures. Specifically, we review Tangible Common Equity, Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, and Return on Average Tangible Common Equity for internal planning and forecasting purposes. We classify a financial measure as a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios, or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this earnings release may differ from that of other companies reporting measures with similar names. It is important to understand how other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this earnings release when comparing such non-GAAP financial measures.

Management believes the following non-GAAP financial measures assist investors in understanding the financial condition of the company:

•
Tangible Common Equity. The most directly comparable GAAP financial measure for tangible common equity is total shareholders’ equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity.
•
Tangible Book Value Per Common Share. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share. We believe that the tangible book value per common share measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.
•
Tangible Common Equity to Tangible Assets. The most directly comparable GAAP financial measure for tangible common equity is total shareholders’ equity, the most directly comparable GAAP financial measure for tangible assets is total assets, and the most directly comparable GAAP financial measure for tangible common equity to tangible assets is total shareholders’ equity to total assets. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity to tangible assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets while not increasing our tangible common equity or tangible assets.
•
Return on Average Tangible Common Equity. The most directly comparable GAAP financial measure for average tangible common equity is average shareholders' equity, and the most directly comparable GAAP financial measure for return on average tangible common equity is return on average common equity. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of return on average tangible common equity, exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing average shareholders’ equity while not increasing our tangible common equity.

The calculations of these non-GAAP financial measures are as follows:

	Three Months Ended
	2026	2025
(Dollars in thousands, except share and per share data)	March 31	December 31	September 30	June 30	March 31

Tangible Common Equity:
Total shareholders' equity	$650,530	$531,027	$513,830	$496,115	$479,786
Less: Preferred stock including additional paid in capital	66,160	66,160	66,160	66,160	66,160
Total common equity	584,370	464,867	447,670	429,955	413,626
Less: Goodwill and core deposit intangibles, net	54,883	18,680	18,720	18,761	18,801
Tangible common equity	$529,487	$446,187	$428,950	$411,194	$394,825

Common shares outstanding at end of period	16,562,268	13,891,055	13,879,099	13,851,581	13,825,286

Book Value Per Common Share	$35.28	$33.47	$32.25	$31.04	$29.92
Tangible Book Value Per Common Share	$31.97	$32.12	$30.91	$29.69	$28.56

Tangible Assets:
Total assets	$6,582,073	$5,340,759	$5,061,808	$4,943,771	$4,896,989
Adjustments: Goodwill and core deposit intangibles, net	54,883	18,680	18,720	18,761	18,801
Tangible assets	$6,527,190	$5,322,079	$5,043,088	$4,925,010	$4,878,188

Total Common Equity to Total Assets	8.88%	8.70%	8.84%	8.70%	8.45%
Tangible Common Equity to Tangible Assets	8.11%	8.38%	8.51%	8.35%	8.09%

Average Tangible Common Equity:
Average shareholders' equity	$612,170	$525,759	$508,034	$490,741	$472,041
Less: Average preferred stock including additional paid in capital	66,160	66,160	66,160	66,160	66,160
Average common equity	546,010	459,599	441,874	424,581	405,881
Less: Average goodwill and core deposit intangibles, net	42,115	18,705	18,746	18,784	18,826
Average tangible common equity	$503,895	$440,894	$423,128	$405,797	$387,055

Net Income	$16,368	$17,898	$18,057	$16,747	$13,589
Less: Dividends declared on preferred stock	1,171	1,197	1,197	1,185	1,171
Net Income Available to Common Shareholders	$15,197	$16,701	$16,860	$15,562	$12,418

Return on Average Common Equity(A)	11.29%	14.42%	15.14%	14.70%	12.41%
Return on Average Tangible Common Equity(A)	12.23%	15.03%	15.81%	15.38%	13.01%

___________

(A) Interim periods annualized.